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                                                                     Exhibit 14
                               CODE OF ETHICS

Nicholas Financial, Inc. (hereinafter referred to as "Nicholas Financial, Inc." or the "Company") requires ethical conduct in the practice of financial management in all aspects of business activities.


The Nicholas Financial, Inc. Code of Ethical Conduct for Financial Managers applies to all senior officers serving in a financial role. The Chief Executive Officer, Chief Financial Officer and Controller, as well as certain other senior financial officers, hold an elevated role in corporate governance and are expected to act in accordance with the highest standards of personal and professional integrity, to comply with all applicable laws, rules, and regulations, to preserve and protect shareholders' interests, and to abide by the Nicholas Financial, Inc. Code of Business Conduct and Ethics and other policies and procedures adopted by Nicholas Financial, Inc. that govern the conduct of its employees. This Code of Ethical Conduct is intended to supplement the Nicholas Financial, Inc. Code of Business Conduct and Ethics.

As the Chief Executive Officer, Chief Financial Officer, Controller, or other senior financial officer, I certify to you that I adhere to and advocate the following principles governing my professional and ethical conduct in the fulfillment of my responsibilities. I agree to:

     a. Comply with the Company's internal policies and procedures;

     b. Act at all times in accordance with the Company's Code of Business Conduct and Ethics which has been provided to me and with which I will comply;

     c. Engage in and promote honesty, integrity and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     d. Provide accurate, complete, objective, timely and understandable financial disclosures in regards to internal reports as well as documents filed or submitted to the Securities and Exchange Commission, any governmental, private or public regulatory agency, or used in public communications;

     e. Comply with applicable federal, state, provincial, and/or local governmental laws, rules and regulations, as well as appropriate private and public regulatory agencies;

     f. Respect the confidentiality of information acquired in the course of performing my work responsibilities except when authorized or otherwise legally obligated to disclose such information;

     g. Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting or omitting material facts or allowing my independent judgment to be compromised;

     h. Avoid using confidential information acquired in the course of performing my job responsibilities for personal advantage;

     i. Use and control assets and other resources employed or entrusted to my supervision in a responsible manner;

     j. Keep abreast of emerging financial issues and/or skills relevant to shareholders and other constituents and share such knowledge with my peers;

     k. Promptly report any possible violation of this Code to the Nominating and Corporate Governance Committee of the Nicholas Financial, Inc. Corp. Board of Directors;

     l. Proactively promote ethical behavior as a responsible partner among peers in my work environment and community.


By signing this statement, I acknowledge that I have read, understand, and agree to adhere to this Code of Ethical Conduct. Violation of this Code may be grounds for termination from the Company.
Printed Name:
Signature:
Date:
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